FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: May 7, 2020

MAXIMUS Reports Fiscal Year 2020 Second Quarter Results
- Company Revises Guidance and Provides COVID-19 Updates -

(RESTON, Va. - May 7, 2020) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and six months ended March 31, 2020.

Highlights for the second quarter of fiscal year 2020 include:

•The Company thanked the entire MAXIMUS team who are working tirelessly to protect employees and ensure continued support of citizens during the pandemic

•Many core programs that MAXIMUS operates remain “essential,” and the Company successfully and systematically implemented safe working practices and work-from-home arrangements

•Second quarter revenue increased to $818.1 million driven primarily by the Census contract in the U.S. Federal Services segment. Diluted earnings per share were $0.43 and significantly impacted by COVID-19 and timing of a change order

•The U.S. Health & Human Services and U.S. Federal Services Segments delivered 6.2% and 6.7% organic revenue growth, respectively, over the prior year period, excluding the acquisition of the federal citizen engagement centers business of which the Census contract is a part of

•Reinstated guidance for fiscal 2020 with revenue expected to range between $3.15 billion and $3.25 billion and diluted earnings per share to range between $2.95 and $3.15

•A quarterly cash dividend of $0.28 for each share of our common stock outstanding

COVID-19 Status Update
In responding to the COVID-19 pandemic, the Company's priority is protecting the health and safety of our employees and ensuring government clients receive continued support. Many of the programs the Company operates have been deemed "essential" and this underscores the importance of operational continuity for vital healthcare and safety-net programs that vulnerable individuals and families increasingly rely upon during this period.

Immediately, leadership focused the Company’s resources and expertise on addressing the most urgent challenges posed. MAXIMUS implemented enhanced paid leave options for COVID-related absences for U.S. employees, increased onsite protections such as mandated social distancing and face coverings, and increased frequency of sanitization. The Company continues to work diligently with clients and operational teams to enable employees to work from home to the fullest extent possible despite shortages in the IT supply chain.

All best practices were adopted and are in accordance with recommendations and guidelines from the Centers for Disease Control and Prevention (CDC), the Environmental Protection Agency (EPA), and the Occupational Safety and Health Administration (OSHA).

"We are steadfastly committed to protecting employees while still providing access to vital government health and safety-net programs for people who rely on these programs," shared Bruce Caswell, President and Chief Executive Officer. "One of the most important actions we have taken is the rapid and ongoing transition of employees into a remote work environment. This has been an heroic effort in procuring new equipment, increasing network capacity, and deploying new services all while keeping critical operations running to meet program objectives and citizen needs. Our ability to transition more employees to remote work is constrained by the speed of the IT supply chain for equipment."

Second Quarter Results
For the second quarter of fiscal 2020, revenue increased to $818.1 million as compared to $736.5 million reported for the same period last year.

For the second quarter of fiscal 2020, operating income totaled $37.3 million, yielding an operating margin of 4.6%. This compares to 11.1% for the same period last year.

For the second quarter of fiscal 2020, net income attributable to MAXIMUS totaled $27.7 million, or $0.43 of diluted earnings per share. This compares to the second quarter of fiscal 2019 diluted earnings per share of $0.96.

The Company experienced two significant impacts to revenue and profit in the second quarter of fiscal 2020:

•A COVID-19 pandemic related write-down of approximately $24 million or $0.28 of diluted earnings per share related to a decline in estimates for future period outcomes-based payments on welfare to work programs in the United Kingdom and Australia.

•A change order for approximately $9 million or $0.11 of diluted earnings per share was signed after March 31, 2020, in the U.S. Health & Human Services segment. Related costs were recognized prior to March 31, 2020, but the revenue will be recognized in the third quarter of fiscal 2020, falling to the bottom line.

U.S. Health & Human Services Segment
Revenue in the U.S. Health & Human Services Segment for the second quarter of fiscal 2020 increased 6.2% to $308.7 million compared to $290.7 million reported for the same period last year. All growth in this segment was organic and attributable to new contracts and the expansion of existing work.

Operating margin for the second quarter of fiscal 2020 was 15.0% compared to 19.6% reported for the prior-year period. The aforementioned timing related change order negatively impacted operating margin in this segment.

The U.S. Health & Human Services Segment will continue to experience minor disruption and is expected to deliver an operating margin between 17% and 18% for the full year.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal 2020 increased to $393.4 million compared to $289.7 million reported for the same period last year. All revenue growth in this segment was organic but excluding the acquired citizen engagement center business, organic revenue growth was 6.7%. As expected, the acquired Census contract continued its ramp to peak activity levels.

Operating margin for the second quarter of fiscal 2020 was 7.7% compared to 10.2% reported for the prior-year period and was tempered by a slight impact from the COVID-19 pandemic on performance-based work, and ongoing investments in business development and technological capabilities. Revenue throughout fiscal 2020 will continue to be weighted more heavily towards cost-plus contracts which offers less risk at a lower margin.

The U.S. Federal Services Segment is expected to deliver an operating margin between 8% and 9% for the full year resulting from a slightly greater mix of cost-plus work than previously anticipated.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal 2020 decreased 26% (24% on a constant currency basis) to $116.0 million compared to $156.0 million reported for the same period last year. Operating loss for the second quarter of fiscal 2020 was $26.7 million compared to an operating profit of $4.5 million and an operating margin of 2.9% reported for the prior-year period.

This segment experienced a significant COVID-19 pandemic related write-down of approximately $24 million or $0.28 diluted earnings per share. The Segment has several performance based employment services contracts where payments are tied to job seeker outcomes with the objective to achieve long-term employment. The write down is attributable to a decline in the estimates for future outcome based milestones for program participants in the Australia and the United Kingdom. The Company is required to record the best estimate of the future outcomes, including impacts of such re-estimates immediately.

Outside the U.S. Segment is expected to end the full year in an operating loss position with the second half of the fiscal year progressively improving.

Sales and Pipeline
Year-to-date signed contract awards at March 31, 2020, totaled $729.8 million and contracts pending (awarded but unsigned) totaled $215.8 million. These awards reflect total contract value.
The sales pipeline at March 31, 2020, was $29.2 billion (comprised of approximately $2.8 billion in proposals pending, $2.0 billion in proposals in preparation and $24.4 billion in opportunities tracking).

Mr. Caswell continued, "The pipeline dynamics are unique since much has changed since the March 31 quarter end. Clients are making awards in record time for certain work, relying heavily on existing contract vehicles and existing partnerships which we have benefited from. However, in some cases this has caused previously planned procurements to be delayed. This is a fluid situation that is changing daily where we anticipate both positive and negative impacts. Our revised guidance for fiscal 2020 incorporates these considerations."

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2020, totaled $126.3 million and excludes $12.5 million of restricted cash included in the Consolidated Statement of Cash Flows. Borrowings on the Company's credit facility totaled $150.0 million at the end of the second quarter, leaving $250.0 million of available capacity.

For the six months ended March 31, 2020, cash from operations totaled $109.3 million, with free cash flow of $90.2 million. At March 31, 2020, days sales outstanding (DSO) were 72 days.

During the second quarter, MAXIMUS purchased approximately 2.74 million shares of MAXIMUS common stock under a 10b-5(1) plan that was instituted in February and completed in March for a total cost of $165.1 million for an average price of $60.19.
On April 3, 2020, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on May 29, 2020, to shareholders of record on May 15, 2020.
Richard J. Nadeau, Chief Financial Officer, commented, "During periods of uncertainty, we believe now more than ever the strength of our balance sheet sets us apart to support our government clients, their citizens and safeguard our employees. Maintaining and carefully managing liquidity is critical. As a result, following the conclusion of our 10b-5(1) plan in March, we decided to halt all share buybacks in the near-term."
Outlook MAXIMUS is reinstating guidance following suspension of guidance on March 25, 2020. The Company is providing wider ranges for the midpoint of the year which are intended to reflect the increased risk and variability for the remainder of the year.
MAXIMUS anticipates fiscal 2020 revenue will range between $3.15 and $3.25 billion and diluted earnings per share will range between $2.95 and $3.15 per share. Cash flows from operations are expected to range between $250 and $300 million and free cash flow between $200 and $250 million.

Caswell added, "We remain cautiously optimistic as the demand environment is increasing. We believe we are forging a new path forward to reshape the delivery of government services for decades to come. The pandemic offers us a unique opportunity to test and learn how to operate new models with the full support of our clients. We can trial new ways of serving and engaging citizens, who now more than ever, need vital services."

The Company notes that actual results could vary materially from this guidance due to numerous factors including those noted below.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 7, 2020, at 9:00 a.m. (ET).

The call is open to the public and is available by webcast or phone:
Domestic: 833.513.0569
International: +1.236.714.2193
Conference ID number: 3239007

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 35,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP financial measures, including free cash flow, constant currency, and days sales outstanding.

We have provided a reconciliation of free cash flow to cash flows from operations.

A description of these non-GAAP measures, the reasons why we use and present them and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to impact of the COVID-19 pandemic including but not limited to:
•Worsening of the COVID-19 pandemic
•Erosion as a result of budgetary constraints
•Delayed or cancelled procurements
•Additional steps taken by governments to restrict business operations or limit office occupancy
•Delayed or missed payments by customers
•Supply chain disruptions affecting necessary IT or safety equipment
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenue	$818,135	$736,520	$1,636,364	$1,401,139
Cost of revenue	665,037	567,098	1,307,816	1,072,452
Gross profit	153,098	169,422	328,548	328,687
Selling, general and administrative expenses	106,853	78,102	194,080	157,773
Amortization of intangible assets	8,934	9,519	18,022	14,977
Operating income	37,311	81,801	116,446	155,937
Interest expense	465	1,569	949	2,194
Other income, net	573	447	1,292	2,492
Income before income taxes	37,419	80,679	116,789	156,235
Provision for income taxes	9,769	18,913	30,405	38,746
Net income	27,650	61,766	86,384	117,489
Loss attributable to noncontrolling interests	—	(158)	—	(348)
Net income attributable to MAXIMUS	$27,650	$61,924	$86,384	$117,837
Basic earnings per share	$0.43	$0.96	$1.34	$1.82
Diluted earnings per share	$0.43	$0.96	$1.34	$1.82
Dividends paid per share	$0.28	$0.25	$0.56	$0.50
Weighted average shares outstanding:
Basic	63,934	64,369	64,264	64,600
Diluted	64,125	64,643	64,446	64,817

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2020	September 30, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$126,257	$105,565
Accounts receivable — billed and billable, net of reserves of $12,054 and $5,382	529,928	476,690
Accounts receivable — unbilled	120,159	123,884
Income taxes receivable	33,852	20,805
Prepaid expenses and other current assets	53,257	62,481
Total current assets	863,453	789,425
Property and equipment, net	80,843	99,589
Capitalized software, net	33,746	32,369
Operating lease right-of-use assets	179,701	—
Goodwill	585,772	584,469
Intangible assets, net	161,091	179,250
Deferred contract costs, net	19,278	18,921
Deferred compensation plan assets	28,016	32,908
Deferred income taxes	186	186
Other assets	8,320	8,615
Total assets	$1,960,406	$1,745,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$191,505	$177,786
Accrued compensation and benefits	98,882	106,789
Deferred revenue	46,206	43,344
Income taxes payable	758	13,952
Current portion of long-term debt and other borrowings	9,352	9,658
Operating lease liabilities	78,656	—
Other liabilities	12,973	12,709
Total current liabilities	438,332	364,238
Deferred revenue, less current portion	34,142	32,341
Deferred income taxes	49,421	46,560
Long-term debt, less current portion	150,155	231
Deferred compensation plan liabilities, less current portion	30,431	34,079
Operating lease liabilities, less current portion	109,339	—
Other liabilities	10,118	20,082
Total liabilities	821,938	497,531
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 61,313 and 63,979 shares issued and outstanding at March 31, 2020, and September 30, 2019, at stated amount, respectively	511,023	498,433
Accumulated other comprehensive loss	(50,116)	(45,380)
Retained earnings	677,561	794,739
Total MAXIMUS shareholders' equity	1,138,468	1,247,792
Noncontrolling interests	—	409
Total equity	1,138,468	1,248,201
Total liabilities and equity	$1,960,406	$1,745,732

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Cash flows from operations:
Net income	$27,650	$61,766	$86,384	$117,489
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	15,900	11,176	31,218	22,407
Amortization of intangible assets	8,934	9,519	18,022	14,977
Deferred income taxes	2,616	1,253	3,038	17,764
Stock compensation expense	6,403	4,933	11,800	9,904

Change in assets and liabilities net of effects of business combinations:
Accounts receivable — billed and billable	(21,854)	(2,830)	(52,870)	(72,720)
Accounts receivable — unbilled	276	(11,009)	2,289	9,189
Prepaid expenses and other current assets	199	573	4,262	(5,118)
Deferred contract costs	(1,345)	(3,658)	(497)	(5,415)
Accounts payable and accrued liabilities	19,919	15,516	22,322	42,080
Accrued compensation and benefits	(3,003)	(7,820)	3,839	(7,443)
Deferred revenue	6,645	4,807	5,300	4,435
Income taxes	(41,690)	(12,648)	(27,706)	(16,496)
Operating lease right-of-use assets and liabilities	1,788	—	166	—
Other assets and liabilities	(433)	(3,707)	1,705	(3,842)
Cash flows from operations	22,005	67,871	109,272	127,211

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(8,635)	(8,568)	(19,122)	(18,541)
Acquisitions of businesses, net of cash acquired	(2,551)	—	(2,551)	(421,809)
Maturities of short-term investments	—	—	—	19,996
Other	73	237	98	284
Cash used in investing activities	(11,113)	(8,331)	(21,575)	(420,070)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(17,900)	(15,950)	(35,813)	(31,983)
Purchases of MAXIMUS common stock	(165,061)	(5,084)	(166,959)	(46,068)
Tax withholding related to RSU vesting	—	—	(10,614)	(8,915)
Borrowings under credit facility and other loan agreements	258,296	124,948	341,715	320,048
Repayment of credit facility and other long-term debt	(104,955)	(171,506)	(191,256)	(241,539)
Other	(159)	—	(652)	(133)
Cash used in financing activities	(29,779)	(67,592)	(63,579)	(8,590)

Effect of exchange rate changes on cash and cash equivalents	(3,320)	436	(1,868)	(632)

Net increase/(decrease) in cash, cash equivalents and restricted cash	(22,207)	(7,616)	22,250	(302,081)

Cash, cash equivalents and restricted cash, beginning of period	160,949	62,094	116,492	356,559

Cash, cash equivalents and restricted cash, end of period	$138,742	$54,478	$138,742	$54,478

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Revenue:
U.S. Health & Human Services	$308,698		$290,737		$620,979		$584,950
U.S. Federal Services	393,391		289,736		759,962		506,723
Outside the U.S.	116,046		156,047		255,423		309,466
Total	$818,135		$736,520		$1,636,364		$1,401,139

Gross Profit:
U.S. Health & Human Services	85,454	27.7%	$86,260	29.7%	$175,044	28.2%	$174,291	29.8%
U.S. Federal Services	76,958	19.6%	60,696	20.9%	147,779	19.4%	108,681	21.4%
Outside the U.S.	(9,314)	(8.0)%	22,466	14.4%	5,725	2.2%	45,715	14.8%
Total	$153,098	18.7%	$169,422	23.0%	$328,548	20.1%	$328,687	23.5%

Selling, general, and administrative expense:
U.S. Health & Human Services	39,239	12.7%	$29,400	10.1%	$70,637	11.4%	$61,539	10.5%
U.S. Federal Services	46,726	11.9%	31,104	10.7%	85,965	11.3%	57,736	11.4%
Outside the U.S.	17,404	15.0%	17,992	11.5%	33,457	13.1%	36,800	11.9%
Other (2)	3,484	NM	(394)	NM	4,021	NM	1,698	NM
Total	$106,853	13.1%	$78,102	10.6%	$194,080	11.9%	$157,773	11.3%

Operating income:
U.S. Health & Human Services	46,215	15.0%	$56,860	19.6%	$104,407	16.8%	$112,752	19.3%
U.S. Federal Services	30,232	7.7%	29,592	10.2%	61,814	8.1%	50,945	10.1%
Outside the U.S.	(26,718)	(23.0)%	4,474	2.9%	(27,732)	(10.9)%	8,915	2.9%
Amortization of intangible assets	(8,934)	NM	(9,519)	NM	(18,022)	NM	(14,977)	NM
Other (2)	(3,484)	NM	394	NM	(4,021)	NM	(1,698)	NM
Total	$37,311	4.6%	$81,801	11.1%	$116,446	7.1%	$155,937	11.1%

(1) Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2) Other selling, general and administrative expenses includes credits and costs that are not allocated to a particular segment, including the costs for actual and potential acquisitions of other businesses.

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Cash flows from operations	$22,005	$67,871	$109,272	$127,211
Purchases of property and equipment and capitalized software costs	(8,635)	(8,568)	(19,122)	(18,541)
Capital expenditure as a result of acquisition (1)	—	—	—	4,542
Free cash flow	$13,370	$59,303	$90,150	$113,212

(1)  Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition in November 2018.

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